Exhibit 99.1

Mary Pilcicki
Teleflex Incorporated
610-948-2850
National

FOR IMMEDIATE RELEASE

March 2, 2004

TELEFLEX COMMENTS ON TRADEMARK
INFRINGEMENT ACTION AGAINST SUBSIDIARY

Limerick, PA — Teleflex Incorporated (NYSE: TFX) announced today that on February 13, 2004 the company was notified that a jury sitting in the Federal District Court for the Northern District of Georgia had rendered a verdict against one of its subsidiaries, Rüsch, Inc., in a trademark infringement case in the amount of $2.6 million as “reasonable royalty” and an additional $32.2 million as “unjust enrichment.” Judgment was not entered on the verdict, and the trial judge held a hearing on February 25, 2004 on the issue of what judgment would be entered by the court. The judge reserved judgment at the hearing pending further briefing by the parties.

     Under applicable Federal trademark law, the trial judge has the discretion, notwithstanding a jury verdict, to determine the amount of damages and whether damages for unjust enrichment should be awarded. The company believes a decision on entry of judgment will be entered in the next several weeks.

     Rüsch, Inc, a manufacturer of health care supply products is a co-defendant in this case with Medical Marketing Group, Inc. (MMG). The case involves a common law trademark claim arising under 1988 and 1997 contracts between MMG and the plaintiff, which were terminated in 1999. Rüsch, Inc. acquired the business of MMG in February 2000. In connection with the transaction, the company escrowed a portion of the purchase price which approximates the “reasonable royalty” found by the jury.

     The company has discussed the verdict with its auditors and is considering the appropriate accounting treatment under the circumstances and will reach a determination, depending on the actions taken by the court, before the filing of the company’s 2003 Form 10-K.

Teleflex at a Glance:

Teleflex is a diversified industrial company with annual revenues of more than $2 billion. The company designs, manufactures and distributes quality engineered products and services for the automotive, medical, aerospace, marine and industrial markets worldwide. Teleflex employs more than 19,000 people worldwide who focus on providing innovative solutions for customers. Additional information about Teleflex, including a recent archived conference call with analysts and investors, can be obtained from the company’s website on the Internet at www.teleflex.com.

Forward-looking information:

     Statements in this news release, other than historical data, are considered forward-looking statements under the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties that could cause actual results to differ from those contemplated in the statements. These factors are discussed in the company’s Securities and Exchange Commission filings.

Contact:	Julie McDowell
Vice President
Corporate Communications
610-948-2836

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